                                                                     EXHIBIT 2.0


                         AGREEMENT AND PLAN OF MERGER



                                     AMONG



                            WOOLWORTH CORPORATION,

                         East Acquisition Corporation


                                      AND



                                 EASTBAY, INC.




                        DATED AS OF NOVEMBER 30, 1996

                               Table of Contents


Heading                                                           Page
-------                                                           ----


                                   ARTICLE I

                                   THE MERGER
     1.1   The Merger............................................   1
     1.2   Effective Time of the Merger..........................   1
     1.3   Effects of the Merger.................................   2
     1.4   Articles of Incorporation.............................   2
     1.5   By-Laws...............................................   2
     1.6   Directors.............................................   2
     1.7   Officers..............................................   2

                                   ARTICLE II

                              CONVERSION OF SHARES

     2.1   Conversion of Shares..................................   3
     2.2   Exchange of Certificates..............................   3
     2.3   Closing of Company Transfer Books.....................   4
     2.4   Dissenting Shares.....................................   4

                                  ARTICLE III

                         REPRESENTATIONS AND WARRANTIES
                                 OF THE COMPANY

     3.1   (a)  Corporate Organization...........................   5
     3.2   Authorization.........................................   5
     3.3   Consents and Approvals; No Violations.................   6
     3.4   Capitalization........................................   7
     3.5   Subsidiaries..........................................   8
     3.6   SEC Reports...........................................   8
     3.7   Financial Statements..................................   8
     3.8   Absence of Undisclosed Liabilities....................   9
     3.9   Absence of Material Adverse Change....................  10
     3.10  Legal Proceedings, etc. ..............................  10
     3.11  Compliance with Applicable Law........................  10
     3.12  Proxy Statement.......................................  11
     3.13  Intellectual Property.................................  11


     3.14  Brokers and Finders...................................  11
     3.15  Contracts and Leases..................................  12
     3.16  Inventory.............................................  12
     3.17  Taxes.................................................  13
     3.18  Employee Benefit Plans; ERISA.........................  14
     3.19  Certain Interests.....................................  17
     3.20  Employees.............................................  17

                                ARTICLE IV

                      REPRESENTATIONS AND WARRANTIES
                            OF PARENT AND SUB

     4.1   Corporate Organization................................  17
     4.2   Authorization.........................................  18
     4.3   Consents and Approvals; No Violations.................  18
     4.4   Proxy Statement.......................................  19
     4.5   Brokers and Finders...................................  19

                                ARTICLE V

                    CONDUCT OF THE COMPANY'S BUSINESS


                                ARTICLE VI

                          ADDITIONAL AGREEMENTS

     6.1   Access to Properties and Records......................  22
     6.2   Proxy Statement.......................................  23
     6.3   Stockholder Approval..................................  23
     6.4   Stock Option and Other Plans..........................  24
     6.5   Reasonable Best Efforts; etc. ........................  25
     6.6   HSR Act...............................................  25
     6.7   Material Events.......................................  25
     6.8   Public Announcements..................................  26
     6.9   Indemnification.......................................  26
     6.10  Update Disclosure.....................................  26

                               ARTICLE VII

                CONDITIONS TO CONSUMMATION OF THE MERGER

     7.1   Conditions to Each Party's Obligation
            to Effect the Merger.................................  27
     7.2   Conditions to the Obligation of the
            Company to Effect the Merger.........................  27
     7.3   Conditions to Obligations of Parent
            and Sub to Effect the Merger.........................  28

                               ARTICLE VIII

                                 CLOSING

     8.1   Time and Place........................................  29
     8.2   Deliveries at the Closing.............................  29


                                ARTICLE IX

                       TERMINATION AND ABANDONMENT

     9.1  Termination............................................  29
     9.2  Effect of Termination..................................  30


                                ARTICLE X

                              MISCELLANEOUS

     10.1   Expenses; Fees.......................................  31
     10.2   No Survival of Representations and
             Warranties..........................................  31
     10.3   Headings.............................................  32
     10.4   Notices..............................................  32
     10.5   Assignment...........................................  33
     10.6   Complete Agreement...................................  33
     10.7   Modifications, Amendments and Waivers................  33
     10.8   Counterparts.........................................  34
     10.9   Governing Law........................................  34
     10.10  Accounting Terms.....................................  34
     10.11  Parties in Interest..................................  34
     10.12  Severability.........................................  34
     10.13  Definitions..........................................  34

                         AGREEMENT AND PLAN OF MERGER

          AGREEMENT AND PLAN OF MERGER (the "Agreement"), dated as of November 30, 1996, among Woolworth Corporation, a New York corporation ("Parent"), East Acquisition Corporation, a Wisconsin corporation and an indirect wholly owned subsidiary of Parent ("Sub"), and Eastbay, Inc., a Wisconsin corporation (the "Company").

          WHEREAS, the Boards of Directors of Parent, Sub and the Company have approved the acquisition of the Company by Parent pursuant to this Agreement; and

          WHEREAS, the Boards of Directors of the Parent, Sub and the Company have approved the merger of Sub with and into the Company (the "Merger"), upon the terms and subject to the conditions set forth herein;

          NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties and agreements, herein contained, and intending to be legally bound hereby, Parent, Sub and the Company agree as follows:

                                   ARTICLE I

                                  THE MERGER

          1.1 The Merger. At the Effective Time (as defined in Section 1.2), Sub shall be merged with and into the Company (the "Merger") and the separate existence of Sub shall thereupon cease, with the Company being the surviving corporation in the Merger (the "Surviving Corporation").

          1.2 Effective Time of the Merger. The Merger shall become effective on the later of (a) the date the Department of Financial Institutions of the State of Wisconsin (the "Department of State") receives for filing the articles of merger in accordance with Section 180.0120 of the Business Corporation Law of the State of Wisconsin (the "Wisconsin Corporation Law") or (b) the effective date specified in such articles of merger. The articles of merger shall be delivered by the Company and Sub to the Department of State as soon as practicable before the closing of the Merger contemplated by this Agreement in accordance with Section 8.1. As used in this Agreement, the term "Effective Time" shall mean the date and time at which such articles become effective as specified above.

          1.3 Effects of the Merger. The Merger shall have the effects set forth in Section 180.1106 of the Wisconsin Corporation Law. As of the Effective Time, the Company shall be an indirect wholly owned subsidiary of the Parent.

          1.4 Articles of Incorporation. The Articles of Incorporation of Sub, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation, except that Article First thereof shall be amended to read as follows:

          "FIRST: The name of the Corporation is Eastbay, Inc."

and thereafter may be amended in accordance with its terms and as provided by law.

          1.5 By-Laws. The By-Laws of Sub as in effect immediately prior to the Effective Time shall be the By-Laws of the Surviving Corporation.

          1.6 Directors. The directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, who shall serve until their respective successors are duly elected and qualified in the manner provided in the Articles of Incorporation and By-Laws of the Surviving Corporation, or as otherwise provided by law.

          1.7 Officers. The officers of the Surviving Corporation shall initially consist of the officers of the Company immediately prior to the Effective Time, until their successors are duly elected and qualified in the manner provided in the Articles of Incorporation and By-Laws of the Surviving Corporation, or as otherwise provided by law.

                                  ARTICLE II

                             CONVERSION OF SHARES

          2.1 Conversion of Shares. As of the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof:

               (a) All Shares (as defined below) which are held by the Company, any subsidiary of the Company, Parent, Sub or any other subsidiary of Parent, shall be cancelled and retired and shall cease to exist.

               (b) All issued and outstanding shares of capital stock of Sub shall be converted into an aggregate of 1,000 validly issued, fully paid and nonassessable shares of Common Stock of the Surviving Corporation.

               (c) Except as provided in the next sentence, each remaining outstanding share of Common Stock, $.01 par value ("Shares"), of the Company, other than Dissenting Shares (as hereinafter defined), if applicable, shall be converted into the right to receive $24.00 in cash, without any interest thereon. Each Share held by Arthur H. Juedes, Richard C. Gering and Harry H. Colcord shall be entitled to receive $22.00 in cash and, if certain earnings (as defined in the applicable agreements with such shareholders) are achieved, contingent consideration of up to an additional $1.75 in cash.

          2.2 Exchange of Certificates. (a) After the Effective Time, a bank or trust company designated by Parent shall act as paying agent (the "Paying Agent") in effecting the exchange of cash for certificates which, prior to the Effective Time, represented Shares entitled to payment pursuant to Section 2.1(c). Upon the surrender and exchange of such a certificate the holder thereof shall be paid, without interest thereon, the amount of cash to which he is entitled hereunder and such certificate shall forthwith be cancelled. All holders of Shares other than Arthur H. Juedes, Richard C. Gering and Harry H. Colcord shall be entitled to receive $24.00 for each Share. Messrs. Juedes, Gering and Colcord shall be entitled to receive $22.00 per Share and contingent consideration of up to $1.75 per Share payable in accordance with the terms of certain agreements, of even date herewith, between Parent and each of Messrs. Juedes,

Gering and Colcord. Until so surrendered and exchanged, each such certificate shall represent solely the right to receive the cash into which the Shares it theretofore represented shall have been converted pursuant to Section 2.1(c) and become entitled to receive pursuant to this Section 2.2(a).

               (b) At or prior to the Effective Time, Parent will provide the Paying Agent with the funds necessary to make the payments contemplated by Sections 2.1(c) and 2.2(a).

               (c) Promptly after the Effective Time, the Paying Agent shall mail to each record holder of certificates, which immediately prior to the Effective Time represented Shares, a form letter of transmittal and instructions for use in surrendering certificates and receiving payment therefor.

          2.3 Closing of Company Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of Shares shall thereafter be made. If, after the Effective Time, certificates representing Shares are presented to the Surviving Corporation or the Paying Agent, they shall be cancelled and exchanged for cash as provided herein.

          2.4 Dissenting Shares. If dissenter's rights are available to holders of Shares pursuant to the Wisconsin Corporation Law, then, notwithstanding anything in this Agreement to the contrary, Shares which are issued and outstanding immediately prior to the Effective Time and which are held by stockholders who have delivered a written objection to the Merger in the manner provided in Section 180.1321 of the Wisconsin Corporation Law (the "Dissenting Shares") shall not be converted into the right to receive or be exchangeable for the consideration provided in Section 2.1(c) of this Agreement, unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost his right to fair value or appraisal and payment under the Wisconsin Corporation Law, as the case may be. If such holder shall have so failed to perfect or shall have effectively withdrawn or lost such right, his Shares shall thereupon be deemed to have been converted into and to have become exchangeable for, at the Effective Time, the right to receive the consideration set forth in Section 2.1(c) hereof, without any interest thereon.

                                  ARTICLE III

                         REPRESENTATIONS AND WARRANTIES
                                 OF THE COMPANY

          The Company represents and warrants to Parent and Sub that, except as previously disclosed to Parent in writing:

          3.1 (a) Corporate Organization. Each of the Company and the Company Subsidiaries (as defined in Section 3.5 hereof) (i) is a corporation duly organized, validly existing and in active status under the laws of the jurisdiction of its incorporation, (ii) has all requisite corporate power and authority to own, operate and lease the properties and assets it now owns, operates and leases and to carry on its business as now being conducted and
(iii) is qualified or licensed to do business and in good standing in every jurisdiction in which the ownership, operation or lease of property by it or the conduct of its business requires such qualification or licensing, except for such failures, if any, to be so qualified and in good standing, which, when taken together with all such other failures, would not in the aggregate have a Material Adverse Effect (as defined in section 10.13) on the Company.

               (b) Articles of Incorporation and By-Laws. The Company has previously delivered to Parent complete and correct copies of the Articles of Incorporation and all amendments and restatements thereto to the date hereof and By-laws (or comparable governing documents), as presently in effect, of the Company and the Company Subsidiaries, and none of the Company and the Company Subsidiaries is in default in the performance, observation or fulfillment of either of its Articles of Incorporation or By-Laws (or comparable governing documents).

          3.2 Authorization. The Company has full corporate power and authority to execute and deliver this Agreement and, subject to the conditions specified herein, to consummate the transactions contemplated hereby. The Board of Directors of the Company has duly approved this Agreement and has duly authorized the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and as of the date of this Agreement has resolved to recommend that its stockholders adopt this Agreement and approve the Merger, and no other corporate proceedings (other than the adoption of this Agreement by the holders of a majority of the issued and outstanding Shares in order to consummate the Merger) on the part of the Company or any Company Subsidiary are necessary to approve and authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and constitutes (assuming due authorization, execution and delivery of this Agreement by the other parties hereto), the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms. The Company hereby represents and warrants that the Merger has been approved by the Board of Directors pursuant to Section 180.1141(1) of the Wisconsin Corporation Law.

          3.3  Consents and Approvals; No Violations.  Except as set forth in
Schedule 3.3 hereto and for (a) the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), (b) the requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), relating to the Proxy Statement (as defined in Section 3.12 hereof) and (c) the filing of the articles of merger and other appropriate merger documents and such other actions, if any, as required by the laws of the State of Wisconsin, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not: (i) violate any provision of the Articles or Certificate of Incorporation or By-Laws (or comparable governing documents) of the Company or any Company Subsidiary; (ii) violate any statute, ordinance, rule, regulation, order or decree of any court or of any public, governmental or regulatory body, agency or authority applicable to the Company or any Company Subsidiary or by which any of their respective property or assets may be bound; (iii) require any filing with, or permit, consent, or approval of, or the giving of any notice to, any public, government or regulatory body, agency or authority; or (iv) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default

(or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, franchise, permit, agreement or other instrument or obligation to which the Company or any Company Subsidiary is a party, or by which any of them or any of their respective properties or assets may be bound, excluding from the foregoing clauses (ii), (iii) and (iv) violations, breaches and defaults which, and filings, notices, permits, consents and approvals the absence of which, in the aggregate, would not have a Material Adverse Effect on the Company and would not prevent or delay in any material respect the consummation of the transactions contemplated hereby.

          3.4 Capitalization. The authorized capital stock of the Company consists of 20,000,000 Shares and 500,000 shares of Class B Common Stock, par value $0.01, ("Class B Shares"). As of the date hereof, no Shares are held by the Company in its treasury, and no Shares are held by any of the Company Subsidiaries. As of the date hereof, (i) 6,071,028 Shares are issued and outstanding and no Class B Shares are issued and outstanding, (ii) no more than 174,747 Shares are reserved for issuance pursuant to the 1994 Stock Incentive Plan (the "Plan Options") of which options to purchase Shares 63,847 were issued during 1994 (the "1994 Plan Options") and options to purchase no more than 110,900 Shares were issued during 1995 and 1996 (the "1996 Plan Options"), and
(iii) no more than 15,000 Shares are reserved for issuance pursuant to the Outside Director Stock Option Plan (the "Outside Director Stock Options"). All shares of capital stock of the Company which are outstanding as of the date hereof are duly authorized, validly issued, fully paid and non-assessable, except as set forth in section 180.0622(2)(b) of the Wisconsin Corporation Law, as interpreted, and are not subject to, nor were they issued in violation of, any preemptive rights. Except as set forth above, there are no shares of capital stock of the Company authorized or outstanding. Except as set forth above, there are not any, and at the Effective Time there will not be any, subscriptions, options, conversion or exchange rights, warrants or other agreements, claims or commitments of any nature whatsoever obligating the Company or any Company Subsidiary to issue, transfer, deliver or sell, or cause to be issued, transferred, delivered or sold, additional shares of the capital stock of the Company or any Company Subsidiary or obligating the Company or any Company Subsidiary to grant, extend or enter into any such agreement or commitment.

          3.5 Subsidiaries. All the outstanding shares of capital stock of each corporation of which the Company owns, directly or indirectly, 50 percent or more of the outstanding capital stock (a "Company Subsidiary") have been validly issued and are fully paid, nonassessable and are not subject to, nor were they issued in violation of, any preemptive rights. The name and jurisdiction and ownership of each such Company Subsidiary is set forth on
Schedule 3.5 hereto. All outstanding shares of capital stock of the Company Subsidiaries are owned, directly or indirectly, by the Company, free and clear of all liens, charges, encumbrances, security interests, equities, options, restrictions on voting rights or rights of disposition, and claims or third party rights of whatever nature. Except for Company Subsidiaries, the Company does not own, directly or indirectly, any capital stock or other equity securities of any corporation or have any direct or indirect equity or ownership interest in any business and neither the Company nor any Company Subsidiary is subject to any obligation or requirement to provide funds for or to make any investment (in the form of a loan, capital contribution or otherwise) in any entity.

          3.6 SEC Reports. The Company has previously delivered to Parent all reports, registration statements, proxy statements and other documents filed by the Company with the SEC since September 28, 1995. The Company has filed all reports, registration statements, proxy statements and other documents with the SEC required to be filed since September 28, 1995, all of which complied, as of their respective dates, in all material respects, with all applicable requirements of the Exchange Act and the Securities Act of 1933, and none of which, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

          3.7 Financial Statements. The Company has previously delivered to Parent (i) the audited consolidated balance sheets of the Company and its subsidiaries as of June 30, 1996, June 30, 1995 and June 30, 1994 and its audited consolidated statements of income, changes in shareholders' equity and changes in financial position for the respective fiscal years then ended, including the notes thereto, in each case examined by and accompanied by the report of Wipfli Ullrich Bertelson, independent certified public accountants and (ii) the unaudited consolidated balance sheet of the Company and its Subsidiaries as of September 30, 1996 and its unaudited consolidated statements of income, changes in shareholders' equity and changes in financial position for the period then ended (all of the financial statements referred to above in this Section are hereinafter collectively referred to as the "Company Financial Statements").
The Company Financial Statements have been prepared from, and are in accordance with, the books and records of the Company and its consolidated subsidiaries and present fairly the consolidated financial position, consolidated results of operations and changes in financial position of the Company and its consolidated subsidiaries as of the dates and for the periods indicated, in each case in conformity with generally accepted accounting principles, consistently applied during such periods, except as otherwise stated in such financial statements or in the notes thereto or in the auditor's certifying report thereon or in the case of interim financial statements, subject to normal year-end adjustments which in the aggregate will not be material.

          3.8 Absence of Undisclosed Liabilities. Except as and to the extent reflected in the balance sheet dated as of September 30, 1996 included in the Company Financial Statements (the "Balance Sheet"), or in the notes thereto, and except for obligations pursuant to purchase orders, neither the Company nor any Company Subsidiary had at that date any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise and whether due or to become due), which individually exceed $75,000. Since the date of the Balance Sheet, except as set forth in Schedule 3.8 hereto or for liabilities incurred in the ordinary course of business and which have been reported to Parent pursuant to an Update Schedule (as defined in Section 6.10), neither the Company nor any Company Subsidiary has incurred any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise, and whether due or to become due) which individually exceed $75,000.

          3.9 Absence of Material Adverse Change. Since September 30, 1996, there has not been, occurred or arisen any Material Adverse Effect on the Company.

          3.10 Legal Proceedings, etc. Except as set forth in Schedule 3.10 hereto, there are no suits, actions, claims, proceedings or investigations (collectively, "claims") pending, or, to the knowledge of the Company, are there any material claims threatened, against, relating to or involving the Company or any Company Subsidiary (or any of their respective officers or directors in connection with the business or affairs of the Company and the Company Subsidiaries) or any properties or rights of the Company or any Company Subsidiary, before any court, arbitrator or administrative or governmental body, United States or foreign. As of the date hereof, there are no such suits, actions, claims, proceedings or investigations pending or, to the knowledge of the Company, threatened challenging the validity or propriety of the transactions contemplated by this Agreement. Neither the Company nor any Company Subsidiary is subject to any judgment, decree, injunction, rule or order of any court or, to the knowledge of the Company, any governmental restriction applicable to the Company or any Company Subsidiary, which is reasonably likely to have a Material Adverse Effect on the Company, or which materially adversely affects the ability of the Company or any Company Subsidiary to acquire any property or conduct business in any geographical area other than any such items applicable to companies generally.

          3.11 Compliance with Applicable Law. The Company and each Company Subsidiary currently holds and is in compliance in all material respects with the terms of all licenses, permits and authorizations necessary for the lawful conduct of their respective businesses, and has complied with, and neither the Company nor any Company Subsidiary is in violation of, or in default in any respect under, the applicable statutes, ordinances, rules, regulations, orders or decrees of all federal, state, local and foreign governmental bodies, agencies and authorities having jurisdiction over it or any part of its operations or assets, except for such failures of compliance, violations and defaults which in the aggregate would not have a Material Adverse Effect on the Company.

          3.12 Proxy Statement. The definitive proxy statement and related materials to be furnished to the stockholders of the Company in connection with the Merger pursuant to Section 6.2 hereof (the "Proxy Statement") will comply in all material respects with the Exchange Act and the rules and regulations thereunder. If at any time prior to the Effective Time any event occurs which would be required to be described in a supplement or amendment to the Proxy Statement or any supplement or amendment thereto, any supplement or amendment required pursuant to the provisions of the Exchange Act will comply in all material respects with the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, no representation or warranty is made with respect to any information with respect to Parent or Sub or their officers, directors or affiliates provided to the Company by Parent in writing for inclusion in the Proxy Statement or the supplements or amendments thereto.

          3.13 Intellectual Property. Except as previously disclosed to Parent in writing, the Company and each of the Company Subsidiaries owns, or is licensed to use, or otherwise has the full right to use, all copyrights, trademarks, tradenames, patents, technology, know-how, formulae and processes currently utilized by it and necessary to operate the business of the Company and Company Subsidiaries taken as a whole ("Intellectual Property"). Without limiting the generality of the foregoing, the Company has full right, title, and interest to the service mark EASTBAY in the United States and each of the countries outside of the United States in which it is presently being used for use on retail catalog services for the sale of footwear and clothing, and is the owner of United States Service Mark Registration Nos. 1304300 and 1962110 for such mark. To the knowledge of the Company (i) no claim is being asserted by any person with respect to the use of any such Intellectual Property, and (ii) the use of such Intellectual Property does not infringe on the rights of any person, except for any such claims or infringements which are not material to the Company.

          3.14 Brokers and Finders. Except for Robert W. Baird & Co., Incorporated, neither the Company nor any Company Subsidiary nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions, finders' fees or similar fees or expenses and no broker or finder has acted directly or indirectly for the Company or any Company Subsidiary in connection with this Agreement or the transactions contemplated hereby and thereby. Except for the fees and expenses of Robert W. Baird & Co. Incorporated (a copy of the agreement providing for which has been delivered to Parent), no investment banking, financial advisory or similar fees have been incurred or are or will be payable by the Company or any Company Subsidiary in connection with this Agreement or the transactions contemplated hereby.

          3.15 Contracts and Leases. Neither the Company nor any Company Subsidiary is in default, and no event has occurred which (whether with or without notice or lapse of time) would constitute a default, under any material contract or lease, except for any immaterial defaults. To the knowledge of the Company, no other party to any such material contract or lease is in default, and no event has occurred which (whether with or without notice or lapse of time) would constitute a default, under any such material contract or lease, except for any immaterial defaults. Except as set forth in Schedule 3.15 hereto, neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated hereby will constitute (whether with or without notice or lapse of time) a material default or a cause for termination or material modification of any lease of real property to which the Company or any Company Subsidiary is a party. The Company is not now and for the past three years has not been party to any agreement which provided for or contemplated a transaction which would constitute a Business Combination (as defined herein). The Company is not party to or bound by any collective bargaining or similar agreement with any labor organization.

          3.16 Inventory. All inventory of the Company and the Company Subsidiaries reflected on the Balance Sheet consisted only of goods useable and saleable in the ordinary course of business of the Company and the Company Subsidiaries in accordance with past practices. Items of inventory which were, as of June 30, 1996, soiled, damaged or otherwise physically defective were written down on the Balance Sheet to the lower of cost or market value. From June 30, 1996 to the date hereof, the inventory of the Company and the Company Subsidiaries has increased or decreased in a manner consistent with the seasonal nature of the business of the Company and the Company Subsidiaries and their historic business practices and, at all times during such period, has consisted of goods useable and saleable in the ordinary course of business of the Company and the Company Subsidiaries in accordance with past practices. The present quality, quantity and mix of all inventory of the Company and the Company Subsidiaries is reasonable and warranted by the present circumstances of the business of the Company and the Company Subsidiaries as construed in accordance with past practices.

          3.17 Taxes. Each of the Company and each Company Subsidiary has duly filed all Tax Returns (as hereinafter defined) required to be filed by any of them. Each of the Company and each Company Subsidiary has duly paid (or the Company has paid on its behalf), or has set up a reserve which is adequate for the payment of, all Taxes (as hereinafter defined) required to be paid in respect of the periods covered by such Tax Returns except for failures to pay amounts which are not material. Neither the Company nor any of the Company Subsidiaries is delinquent in the payment of any amount of Taxes which would have a Material Adverse Effect on the Company. No material deficiencies for any Taxes have been proposed, asserted or assessed against the Company or any of the Company Subsidiaries, and, with respect to United States federal and state taxes, no waivers of the time to assess any Taxes have been given or requested except to the extent previously disclosed to Parent in writing. All income tax returns of the Company and the Company Subsidiaries have been audited for all years ended on or before June 30, 1992, or the statutes of limitations with respect to the periods covered by such returns have expired. No issues have been raised (and are currently pending) by the Internal Revenue Service (the "IRS") or any other taxing authority in connection with any of the Tax Returns referred to above for which adequate reserves have not been established on the books of the Company and the Company Subsidiaries and which, individually or in the aggregate, are likely to have a Material Adverse Effect on the Company. There are no liens with respect to Taxes (except for liens with respect to real property taxes not yet due) upon any of the properties or assets of the Company or any of the Company Subsidiaries. Neither the Company nor any of the Company Subsidiaries, with regard to any property or assets held or acquired by them at any time, has filed a consent pursuant to Section 341(f) of the Internal Revenue Code of 1986, as amended (the "Code"). For purposes of this Section 3.17, (i) the term "Taxes" shall include all taxes, assessments and governmental charges (including, without limitation, sales taxes) imposed by the United States or any state, local and foreign government or subdivision or agency thereof, including any interest, penalties or additions thereto, and (ii) the term "Tax Return" shall include any return, report or other information required to be supplied to a taxing authority with respect to Taxes.

          3.18  Employee Benefit Plans; ERISA.
                -----------------------------

               (a) Schedule 3.18(a) hereto contains a true and complete list of each bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance or termination pay, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit-sharing, pension, or retirement plan, program, agreement or arrangement, and each other employee benefit plan, program, agreement or arrangement, maintained or contributed to or required to be contributed to by the Company or by any trade or business, whether or not incorporated (an "ERISA Affiliate"), that together with the Company would be deemed a "single employer" within the meaning of Section 4001 of the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder ("ERISA"), for the benefit of any employee or terminated employee of the Company or any ERISA Affiliate, whether or not written (the "Plans"). Schedule 3.18 indicates each plan which is an "employee benefit plan," as that term is defined in section 3(3) of ERISA ("ERISA Plans"). Neither the Company nor any ERISA Affiliate has any formal plan or commitment to create any additional Plan or modify or change any existing Plan (other than changes of general applicability as required by law) that would affect any employee or terminated employee of the Company or any ERISA Affiliate. None of the Plans is a "multiemployer pension plan," as such term is defined in section 3(37) of ERISA nor has the Company ever been a party to any such "multiemployer pension plan."

               (b) With respect to each of the Plans, the Company has heretofore delivered or made available to

Parent true and complete copies of each of the following documents:

                    (i) a copy of the Plan (including all amendments thereto);

                   (ii) a copy of the annual report, if required under ERISA, with respect to each such Plan for the last two years;

                  (iii) a copy of the actuarial report, if required under ERISA, with respect to each such Plan for the last two years;

                   (iv) a copy of the most recent Summary Plan Description, together with each Summary of Material Modifications, required under ERISA with respect to such Plan, and all material employee communications relating to such Plan;

                    (v) if the Plan is funded through a trust or any third party funding vehicle, a copy of the trust or other funding agreement (including all amendments thereto) and the latest financial statements thereof; and

                   (vi) the most recent determination letter received from the IRS with respect to each Plan that is intended to be qualified under section 401 of the Code.

     (c) No liability under Title IV of ERISA has been incurred by the Company or any ERISA Affiliate since the effective date of ERISA that has not been satisfied in full, and no condition exists that presents a material risk to the Company or an ERISA Affiliate of incurring a liability under such Title, other than liability for premiums due the Pension Benefit Guaranty Corporation ("PBGC"). To the extent this representation applies to sections 4064, 4069 or 4204 of Title IV of ERISA, it is made with respect to any employee benefit plan, program, agreement or arrangement subject to Title IV of ERISA to which the Company or an ERISA Affiliate made, or was required to make, contributions during the five (5) year period ending on the last day of the last plan year.

               (d) Neither the Company nor any ERISA Affiliate, nor any ERISA Plan, nor any trust created thereunder, nor any trustee or administrator thereof has engaged in a transaction in connection with which the Company or any ERISA Affiliate, any ERISA Plan, any such trust, or any trustee or administrator thereof, or any party dealing with any ERISA Plan or any such trust could be subject to either a civil penalty assessed pursuant to section 409 or 502(i) of ERISA or a tax imposed pursuant to section 4975 or 4976 of the Code.

               (e) Each of the Plans has been operated and administered in all material respects in accordance with applicable laws, including but not limited to ERISA and the Code.

               (f) No amounts payable under the Plans or any other agreement by reason of the transactions contemplated by this Agreement will fail to be deductible for federal income tax purposes by virtue of section 280G of the Code.

               (g) No Plan provides benefits, including without limitation death or medical benefits (whether or not insured), with respect to current or former employees of the Company or any ERISA Affiliate beyond their retirement or other termination of service (other than (i) coverage mandated by applicable law, (ii) death benefits or retirement benefits under any "employee pension plan," as that term is defined in section 3(2) of ERISA, (iii) deferred compensation benefits accrued as liabilities on the books of the Company or the ERISA Affiliates, or (iv) benefits the full cost of which is borne by the current or former employee (or his beneficiary).

               (h) The consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee or officer of the Company or any ERISA Affiliate to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or officer.

               (i) There are no pending claims or, to the Company's knowledge, threatened or anticipated claims by or on behalf of any of the Plans, by any employee or beneficiary covered under any such Plan, or otherwise involving any such Plan (other than routine claims for benefits).

          3.19 Certain Interests. To the knowledge of the Company, since the date of the Company's Proxy Statement dated September 16, 1996 relating to the Company's 1996 Annual Meeting or as otherwise disclosed to the Parent in writing, no officer or director of the Company, or any relative of such officer or director, has acquired any interest in any property of the Company or any of the Company Subsidiaries (except as a stockholder of the Company) or has entered into any business relationship with the Company or any of the Company Subsidiaries (except as an officer, director or stockholder thereof), in any such case, of a nature which would be required to be disclosed in a proxy statement relating to the election of directors filed under the Exchange Act.

          3.20 Employees. The Company has provided to the Parent a true and complete schedule of all employees who earned (including base pay and any bonuses) in the fiscal year ended June 30, 1996 or have the right to earn in the fiscal year ending June 30, 1997, more than $50,000 per annum. For each such employee, the aforementioned schedule shall have included true, correct and complete information as to the following: (i) current annual base pay; (ii) current bonus eligibility, (iii) total compensation during the last fiscal year,
(iv) date of last base pay increase and prior base pay; and (v) date of hire.


                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES
                               OF PARENT AND SUB

          Parent and Sub jointly and severally represent and warrant to the Company that:

          4.1 Corporate Organization. Each of Parent and Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation.

          4.2 Authorization. Each of Parent and Sub has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The Board of Directors of each of Parent and Sub, and Parent as the sole stockholder of Sub, have duly authorized the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and no other corporate proceedings on the part of Parent or Sub are necessary to approve and authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and Sub and constitutes (assuming due authorization, execution and delivery of this Agreement by the Company), the valid and binding agreement of Parent and Sub, enforceable against each of them in accordance with its terms.

          4.3 Consents and Approvals; No Violations. Except for (a) the applicable requirements of the HSR Act, (b) the requirements of the Exchange Act relating to the Proxy Statement and (c) the filing of articles of merger and other appropriate merger documents, if any, as required by the laws of the State of Wisconsin, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, will not: (i) violate any provision of the Articles or Certificate of Incorporation or By-Laws (or other comparable governing documents) of Parent or Sub; (ii) violate any statute, ordinance, rule, regulation, order or decree of any court or of any public, governmental or regulatory body, agency or authority applicable to Parent or Sub or by which any of their respective properties or assets may be bound; (iii) require any filing with or permit, consent or approval of, or the giving of any notice to, any public, governmental or regulatory body or authority; or (iv) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, franchise, permit, agreement or other instrument or obligation to which Parent or Sub is a party, or by which either of them or any of their respec-tive properties or assets may be bound, excluding from the foregoing clauses
(ii), (iii) and (iv) violations, breaches and defaults which, and filings, notices, permits, consents and approvals the absence of which, in the aggregate, would not have a Material Adverse Effect on Parent and its subsidiaries taken as a whole and would not prevent or delay the consummation of the transactions contemplated hereby.

          4.4 Proxy Statement. The information supplied by Parent and Sub for inclusion in the Proxy Statement of the Company filed in connection with the Merger will be true and correct in all material respects and will not omit to state any material facts.

          4.5 Brokers and Finders. Neither Parent nor any of its subsidiaries nor any of their respective officers, directors or employees, has employed any broker or finder or incurred any liability for any brokerage fees, commissions, finders' fees or similar fees or expenses and no broker or finder has acted directly or indirectly for Parent or Sub or any of their respective subsidiaries in connection with this Agreement or the transactions contemplated hereby. No investment banking, financial advisory or similar fees have been incurred or are or will be payable by Parent or any of its subsidiaries in connection with this Agreement or the transactions contemplated hereby.


                                   ARTICLE V

                       CONDUCT OF THE COMPANY'S BUSINESS

          During the period commencing on the date hereof and continuing until the Effective Time, the Company agrees (except as expressly contemplated by this Agreement or to the extent that Parent shall otherwise consent in writing; such consent, in the case of clause (b) of this Article V not to be unreasonably withheld) that:

               (a) The Company and each Company Subsidiary will carry on its business in, and only in, the usual, regular and ordinary course in substantially the same manner as heretofore conducted and, to the extent consistent with such business, use its reasonable best efforts to preserve intact its present business organiza-tion, keep available the services of its present officers and employees and preserve its relationships with customers, consultants, suppliers and others having material business dealings with it.

          (b) The Company will not, and will not permit any Company Subsidiary to, enter into purchase orders other than in the ordinary course of business in accordance with the Company's budget.

          (c) The Company will not, and will not permit any Company Subsidiary to, dispose of or encumber any of its properties and assets, other than sales of inventory and collections of receivables or other actions in the ordinary course of business.

          (d) The Company will not split, combine or reclassify any Shares or declare any dividends on or make other distributions in respect of the Shares. Neither the Company nor any Company Subsidiary will amend its Articles or Certificate of Incorporation or By-laws or similar governing documents.

          (e) Neither the Company nor any Company Subsidiary will issue, sell, authorize, grant or propose the sale or issuance of, or purchase, acquire or propose the purchase or acquisition of, any shares of the capital stock of the Company or any Company Subsidiary or securities convertible into, or rights, warrants or options (including employee stock options, restricted stock or other equity-based compensation) to acquire, any such shares or other convertible securities (other than the issuance of Shares upon the exercise, in accordance with the present terms thereof, of stock options outstanding on the date of this Agreement).

          (f) Neither the Company, nor any Company Subsidiary, officer, director or employee of (or any investment banker, attorney, accountant or other representative retained by) the Company or any Company Subsidiary shall, directly or indirectly, solicit, initiate or encourage (including by way of furnishing information) any inquiries or proposals by, or engage in any discussions or negotiations with, any corporation, partnership, person or other entity or group which it is reasonably expected may lead to, or which relates to, any takeover proposal; provided that the Company and its Board of

Directors, officers or employees (or any investment banker, attorney, accountant or other representative retained by the Company) shall not be prohibited from
(i) taking and disclosing to the Company's stockholders a position with respect to a tender offer by a third party pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act, (ii) making such disclosure to the Company's stockholders which, in the judgment of the Board of Directors with the advice of counsel, may be required under applicable law or (iii) taking any action that the Board of Directors determines, after consultation with counsel of recognized experience in the Wisconsin Corporation Law (which may be Reinhart, Boerner, Van Deuren, Norris & Rieselbach, s.c.) is reasonably necessary under the Wisconsin Corporation Law, as interpreted, or is reasonably necessary in order for the Board of Directors to comply with their fiduciary duties under applicable law. The Company will promptly advise Parent orally and in writing of the receipt and content of any such inquiries or proposals. As used in this subsection (f), "takeover proposal" shall mean any proposal for a merger or other business combination involving the Company or any Company Subsidiary or for the acquisition of a substantial equity interest in the Company or any Company Subsidiary or a substantial portion of the assets of the Company or any Company Subsidiary other than the one contemplated by this Agreement (a "Business Combination").

               (g) Except as disclosed to Parent prior to the date hereof, the Company will not and will not permit any Company Subsidiary to acquire or agree to acquire by merging or consolidating with or into, purchasing substantially all of the assets or stock of or otherwise, (i) any assets which would be material to the Company and the Company Subsidiaries taken as a whole, (ii) any assets outside of the ordinary course of business or (iii) any business or any corporation, partnership, association or other business organization or division thereof.

               (h) The Company will not and will not permit any Company Subsidiary to adopt, enter into, extend the term of, or amend in any material respect any collective bargaining, employee pension, profit-sharing, retirement, insurance, incentive compensation, severance, vacation, employment agreement or other plan, agreement, trust, fund or arrangement for the benefit of any director, officer or employee (whether or not legally binding) or make any changes in compensation, severance or termination, bonuses or fringe benefits payable or to become payable to any director, officer or employee; provided, that, the Company shall forgive the loan to Harry H. Colcord in the amount of $366,000, and will provide Colcord with a payment representing the tax liability to be incurred by him in respect of such forgiveness and such payments.

               (i) The Company will not and will not permit any Company Subsidiary to pay any bonus or other extraordinary compensation to any officer, director or employee and, except as otherwise contemplated by this agreement, accelerate or vest any employee options, restricted stock or other equity-based compensation.

               (j)  Neither the Company nor any of the Company Subsidiaries will
(i) incur, assume or prepay any long-term debt or, except in the ordinary course of business under existing lines of credit, incur or assume any short-term debt,
(ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person except wholly owned subsidiaries of the Company in the ordinary course of business and consistent with past practices or (iii) make any loans, advances or capital contributions to, or investments in, any other person (other than customary loans or advances to employees).


                                  ARTICLE VI

                             ADDITIONAL AGREEMENTS

          6.1 Access to Properties and Records. Between the date of this Agreement and the Effective Time, the Company will, and will cause each Company Subsidiary to, provide Parent and its accountants, counsel, advisors and other authorized representatives full access, during reasonable business hours and under reasonable circumstances, to any and all premises, properties, contracts, commitments, books, records and other information (including Tax Returns filed and those in preparation) of the Company and each Company Subsidiary and will cause their officers to furnish to Parent and its authorized representatives any and all financial, technical and operating data and other information pertaining to the business of the Company and the Company Subsidiaries, as Parent shall from time to time reasonably request; provided, however, that neither the Company nor any Company Subsidiary shall be required to produce or provide any information which is not readily available to such entity or capable of production without undue disruption to the entity's business.

          6.2 Proxy Statement. The Company will prepare and file a preliminary Proxy Statement with the SEC as soon as practicable after the date hereof and will use reasonable best efforts to respond to the comments of the SEC in connection therewith. Parent and Sub will cooperate in such preparation and response to the extent reasonably requested by the Company and will furnish all information required to prepare the definitive Proxy Statement (including, without limitation, financial statements and supporting schedules and certificates and reports of independent public accountants). The Company will cause the definitive Proxy Statement to be mailed to the stockholders of the Company and, if after the definitive Proxy Statement shall have been so mailed but prior to the date of the stockholders' meeting, it is required by law, the Company will, promptly circulate amended, supplemental or supplemented proxy material. The Company will not use any proxy material in connection with the meeting of stockholders without Parent's prior approval which shall not be unreasonably withheld. Parent and the Company will furnish each other with all information concerning themselves, their subsidiaries, directors, officers and stockholders and such other matters as may be necessary or advisable for the Proxy Statement and any other statement or applications made by or on behalf of Parent or the Company to any public, governmental or regulatory body in connection with the Merger and the other transactions contemplated by this Agreement.

          6.3 Stockholder Approval. The Company shall call a meeting of its stockholders for the purpose of voting upon this Agreement and the Merger and the Company agrees that this Agreement and the Merger shall be submitted at a meeting of the stockholders of the Company and the Company shall take all steps reasonably necessary to duly call, give notice of, convene and hold such meeting as promptly as reasonably practicable. The Company agrees that its Board of Directors will recommend that its stockholders approve and adopt this Agreement and approve the Merger unless the Board of Directors determines, after consultation with counsel of recognized experience in the Wisconsin Corporation Law (which counsel may be Reinhart, Boerner, Van Deuren, Norris & Rieselbach, s.c.) that such recommendation would be inconsistent with its fiduciary duties to stockholders. Parent will cause all Shares owned by Parent and its subsidiaries (if any) to be voted in favor of the Merger.

          6.4 Stock Option and Other Plans. (a) Prior to the Effective Time, the Company and Parent shall take all actions necessary such that all 1996 Plan Options shall become and represent options for shares of Common Stock of Parent ("Substitute Options"). Such Substitute Options shall have the same expiration date and vesting schedule as the Plan Options for which they were substituted and shall otherwise be exercisable on the same terms and conditions as were applicable to the related Plan Option immediately prior to the Effective Time. Without limiting the foregoing, Parent shall take all action necessary to register the sale of the shares underlying such options on a Form S-8 Registration Statement. The Substitute Option will be exercisable for a number of Shares of Common Stock and have an exercise price computed pursuant to
Section 424(a) of the Code. Each vested 1994 Plan Option shall, at the Effective Time, become entitled to receive $18.78 in cash per option. The holder of each unvested 1994 Plan Option shall have the right to elect (prior to the Effective Time) to receive (i) Substitute Options for such 1994 Plan Option or (unless it would cause excess parachute payments under Section 280G of the Code) (ii) an amount of cash per option as computed in the prior sentence. Each Outside Director Stock Option shall, at the Effective Time, become entitled to receive $9.75 in cash per option. The Company will take all such actions as are necessary to ensure that neither the Company nor any of its subsidiaries is or will be bound by any options, warrants, rights or agreements which would entitle any person, other than Parent or its affiliates, to own any capital stock of the Surviving Corporation or to receive any payment in respect thereof.

               (b) Promptly after determination of results of the Company's operations for the six month period ended December 31, 1996, the Company shall make interim payments (unless it would cause excess parachute payments under Section 280G of the Code) under its bonus plan in amounts consistent with such plan, such payments to be subject to approval of Parent, such approval not to be unreasonably withheld.

          6.5 Reasonable Best Efforts; etc. Subject to the terms and conditions herein provided and subject to the provisory clause in the first sentence of subsection (f) of Article V, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including obtaining any consents, authorizations, exemptions and approvals from, and making filings with, any governmental, regulatory or public body or authority which are necessary or, in the judgment of Parent and the Company, desirable in connection with the transactions contemplated by this Agreement. Parent and the Company shall each have the right to review and approve in advance all characterizations of the information relating to Parent or the Company, as the case may be, and any of their respective subsidiaries, which appear in any filings made in connection with the transactions contemplated by this Agreement with any governmental body.

          6.6 HSR Act. The Company and Parent shall, as soon as practicable, file Notification and Report Forms under the HSR Act with the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division") and shall use reasonable best efforts to respond as promptly as practicable to all inquiries received from the FTC or the Antitrust Division for additional information or documentation.

          6.7 Material Events. At all times prior to the Effective Time, each party shall promptly notify the other in writing of the occurrence of any event which will or is reasonably likely to result in the failure to satisfy any of the conditions specified in Article VII hereof.

          6.8 Public Announcements. At all times until the Effective Time, each party shall promptly advise and cooperate with the other prior to issuing, or permitting any of its subsidiaries, directors, officers, employees or agents to issue, any press release or other information to the press or any third party with respect to this Agreement or the transactions contemplated hereby.

          6.9 Indemnification. Prior to the Effective Time Parent shall cause Sub to adopt, and for a period of six years following the Effective Time Parent shall cause the Surviving Corporation to adopt and retain, the same provisions contained in the Articles of Incorporation and By-laws relating to indemnification as are contained in the Articles of Incorporation and By-laws of the Company on the date of this Agreement, which provisions shall indemnify those persons presently indemnified therein on the date hereof pursuant to the terms of such provisions, and Parent shall cause the Surviving Corporation to honor the indemnities in such provisions, and make prompt reimbursements, to the fullest extent provided therein and to the fullest extent provided in the Wisconsin Corporation Law. Parent shall cause the Surviving Corporation to maintain in full force and effect for a period of at least three years the fiduciary liability, professional liability, and directors and officers liability insurance policies currently covering the Company or any Company Subsidiary or any of the Company's directors, officers, employees or agents, provided (i) the Surviving Corporation shall not be required to expend more than $60,000 per year for such coverage, (ii) the expense of such coverage shall be included in the budget of such Surviving Corporation as an operating cost and
(iii) the Parent may elect to substitute an alternative policy or carrier for the existing policy or carrier provided that comparable coverage is maintained.

          6.10 Update Disclosure. From and after the date of this Agreement until the Effective Time, the Company may notify Parent by written update to the Company's disclosure schedules (an "Update Schedule") of any changes to the information contained in its disclosure schedule (including any change to any representations or warranties in this Agreement as to which no schedule has been created as of the date of this Agreement but as to which a schedule would have been required under this

Agreement to have been created on or before the date hereof if such change had existed as of the date hereof).


                                  ARTICLE VII

                   CONDITIONS TO CONSUMMATION OF THE MERGER

          7.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to effect the Merger are subject to the satisfaction at or prior to the Effective Time of each of the following conditions:

               (a) This Agreement shall have been approved and adopted by the affirmative vote of the stockholders of the Company by the requisite vote in accordance with applicable law.

               (b) No statute, rule, regulation, executive order, decree, order or injunction shall have been enacted, entered, promulgated or enforced by any court or governmental authority which prohibits or materially and adversely restricts the consummation of the Merger.

               (c) Any waiting period applicable to the Merger under the HSR Act shall have terminated or expired.

          7.2 Conditions to the Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger is further subject to the satisfaction at or prior to the Effective Time of the following conditions:

               (a) The representations and warranties of Parent and Sub contained in this Agreement shall be true and correct in all material respects at and as of the Effective Time as if made at and as of such time, except as affected by the transactions contemplated hereby.

               (b) Each of Parent and Sub shall have performed in all material respects its obligations under this Agreement required to be performed by it at or prior to the Effective Time pursuant to the terms hereof.

Parent and Sub will furnish the Company with such certificates and other documents to evidence the fulfillment of the conditions set forth in this
Section 7.2 as the Company may reasonably request.

          7.3 Conditions to Obligations of Parent and Sub to Effect the Merger. The obligations of Parent and Sub to effect the Merger are further subject to the satisfaction at or prior to the Effective Time of the following conditions:

               (a) The representations and warranties of the Company contained in this Agreement shall have been true and correct in all material respects when made and such representations and warranties, as updated by any Update Schedule or subsequent written disclosure made by the Company to Parent, be true and correct in all material respects at and as of the Effective Time as if made at and as of such time, except as affected by the transactions contemplated hereby and except that any representation or warranty that speaks as of a specific date shall be true and correct only as of such date.

               (b) No state of fact shall have been disclosed to Parent in an Update Schedule which shall constitute a material adverse change in the value of the Company.

               (c) The Company shall have performed in all material respects each of its obligations under this Agreement required to be performed by it at or prior to the Effective Time pursuant to the terms hereof.

               (d) No suit, action, claim, proceeding or investigation challenging the validity or propriety of the transactions contemplated by this Agreement shall be pending which is reasonably likely to result in a judgment materially adverse to Parent or the Company (including, with respect thereto, amounts payable to any person subject to indemnification by the Company).

               (e) The Company shall have entered into employment agreements with Arthur H. Juedes, Richard C. Gering and Harry H. Colcord, in a form attached hereto as an Exhibit, which among other things shall modify and supersede any pre-existing employment agreements with such persons.

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

  The Company will furnish Parent and Sub with such certificates and other documents to evidence the fulfillment of the conditions set forth in this
Section 7.3 as Parent or Sub may reasonably request.

                                  ARTICLE VIII

                                    CLOSING

          8.1 Time and Place. Subject to the provisions of Articles VII and IX hereof, the closing (herein sometimes referred to as the "Closing") of the Merger contemplated hereby shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 919 Third Avenue, New York, New York, at 10:00 a.m., local time, on a date (the "Closing Date") which is the third business day after the satisfaction or waiver of the conditions set forth in Article VII hereof or such other place, at such other time, or on such other date as Parent, Sub and the Company may mutually agree upon for the Closing to take place.

          8.2  Deliveries at the Closing.  At the Closing:

               (a) There shall be delivered to Parent, Sub and the Company the certificates and other documents and instruments, if any, required to be delivered under Article VII hereof.

               (b) Sub and the Company shall cause the articles of merger to be filed in accordance with the provisions of Wisconsin Corporation Law and shall take any and all other lawful actions and do any and all other lawful things necessary to effect the Merger and to enable the Merger to become effective.

                                   ARTICLE IX

                          TERMINATION AND ABANDONMENT


          9.1 Termination. Notwithstanding approval and adoption of this Agreement by the stockholders of the Company, this Agreement may be terminated, and the Merger abandoned, at any time prior to the Effective Time of the Merger:

               (a)  by the consent of Parent, Sub and the Company;

               (b) by either Parent or the Company if, the Merger shall not have been consummated on or before March 31, 1997; provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(b) shall not be available to any party whose failure to fulfill materially any covenant or obligation under this Agreement has been the cause of, or resulted in, the failure of the Merger to occur on or before such date;

               (c) by either Parent or the Company, if any court of competent jurisdiction or other governmental body in the United States shall have issued an order, judgment or decree (other than a temporary restraining order) restraining, enjoining or otherwise prohibiting the Merger and such order, judgment or decree shall have become final and nonappealable;

               (d) by either Parent or the Company if the shareholders of the Company fail to approve this Agreement and the Merger by the requisite vote required by law at the shareholders' meeting referred to in section 6.1 (and any adjournments thereof); or

               (e) by the Company if the Company's Board of Directors, in exercise of its judgment as to its fiduciary duties to the Company's shareholders after consultation with counsel, determines that such termination is required by reason of any "takeover proposal" (as defined in Article V, paragraph (f)).

          9.2 Effect of Termination. In the event of the termination of this Agreement and the Merger for any reason, this Agreement shall become void, all rights of each party hereto shall cease and there shall be no liability hereunder on the part of Parent, Sub or the Company or any of their respective officers, directors, shareholders, agents or advisors except, in the case of Parent, Sub or the Company, for a material and intentional breach by any such party of its covenants and agreements contained in this Agreement and except as provided in the Confidentiality Agreement dated August 20, 1996 and Section 10.1 hereof, which confidentiality agreement and Section shall survive any such termination and continue in effect thereafter.

                                   ARTICLE X

                                 MISCELLANEOUS

          10.1  Expenses; Fees.  (a)  Except as provided in paragraphs (b) and
(c) hereof, all costs and expenses incurred in connection with this Agreement, and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

               (b) If this Agreement is terminated by the Company pursuant to
Section 9.1(b), 9.1(d) or 9.1(e) after a bona fide takeover proposal has been received by the Company and, within one year after the date of such termination, the Company enters into an agreement for a Business Combination which is subsequently consummated, then, unless (x) the Parent was in material breach of its obligations hereunder at the time of such termination, (y) the condition in
Section 7.1(c) shall not have been satisfied at the time of such termination and 60 days shall have passed since the HSR Act filing or (z) the condition in
Section 7.2 shall not have been satisfied at the time of such termination, the Company shall promptly pay to Parent (in cash by wire transfer of federal funds to an account designated by Parent) $4,000,000 at the time of consummation of such Business Combination as the sole and exclusive remedy for such termination.

               (c) If this Agreement is terminated pursuant to Section 9.1(d) at a time when no bona fide takeover proposal has been received by the Company, then, unless (x) the Parent is in material breach of its obligations hereunder,
(y) the condition in Section 7.1(c) shall not have been satisfied and 60 days shall have passed since the HSR Act filing or (z) the condition in Section 7.2 shall not have been satisfied, the Company shall promptly pay to Parent (in cash by wire transfer of federal funds to an account designated by Parent) $4,000,000 as the sole and exclusive remedy for such termination.

          10.2 No Survival of Representations and Warranties. The respective representations and warranties of the Company, Parent and Sub contained in Articles III and IV or in any schedule, certificate or letter delivered pursuant hereto shall expire with, and be terminated and extinguished by, the effectiveness of the Merger or the termination of this Agreement (whichever is earlier) and shall not survive the Effective Time or such termination.

          10.3 Headings. The descriptive headings of the several Articles and Sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

          10.4 Notices. Any notices or other communications required or permitted hereunder shall be sufficiently given if sent by certified or registered mail, postage prepaid, addressed as follows:

               (a)  If to Parent or Sub, to:

               Woolworth Corporation
               233 Broadway
               New York, New York  10279

               Attention: General Counsel

               Copy to:

               Skadden, Arps, Slate, Meagher & Flom LLP
               919 Third Avenue
               New York, New York  10022-3897

               Attention:  Thomas H. Kennedy, Esq.

               (b)  if to the Company, to:

               Eastbay Inc.
               427 Third Street
               Wausau, Wisconsin  54403

               Attention:  President and Chief Executive
                           Officer

               Copy to:

               Reinhart, Boerner, Van Deuren, Norris & Rieselbach, s.c. 1000 N. Water Street
               Milwaukee, Wisconsin 53202

               Attention:  Michael T. Pepke, Esq.
                           James M. Bedore, Esq.

or such other address as shall be furnished in writing by either party, and any such notice or communication shall be deemed to have been given as of the date so mailed, except a notice of change of address which shall be effective only upon receipt.

          10.5 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests, or obligations hereunder, shall be assigned by any of the parties hereto without the prior written consent of the other parties, except that Sub may assign all of its rights, interests and obligations hereunder to Parent or another wholly owned subsidiary of Parent, provided that such subsidiary agrees in writing to be bound by all of the terms, conditions and provisions contained herein.

          10.6 Complete Agreement. This Agreement, including the schedules, exhibits and other writings referred to herein or delivered pursuant hereto and the Confidentiality Agreement dated August 20, 1996 between Parent and the Company, together contain the entire understanding of the parties with respect to the Merger and the related transactions and supersede all prior arrangements or understandings with respect thereto.

          10.7 Modifications, Amendments and Waivers. At any time prior to the Effective Time of the Merger (notwithstanding any stockholder approval), if authorized by Parent, Sub and the Company and to the extent permitted by law,
(i) the parties hereto may, by written agreement, modify, amend or supplement any term or provision of this Agreement and (ii) any term or provision of this Agreement may be waived by the party which is entitled to the benefits thereof, provided that after such stockholder approval, no amendment shall be made which decreases the Merger Amount or otherwise materially affects the rights of the Company's shareholders without stockholder approval. Any written instrument or agreement referred to in this paragraph shall be validly and sufficiently authorized for the purposes of this Agreement if signed on behalf of Parent, the Company and Sub by a person authorized to sign this Agreement.

          10.8 Counterparts. This Agreement may be executed in two or more counterparts all of which shall be considered one and the same agreement and each of which shall be deemed an original.

          10.9 Governing Law. This Agreement shall be governed by the laws of the State of Wisconsin (regardless of the laws that might be applicable under principles of conflicts of law) as to all matters, including but not limited to matters of validity, construction, effect, performance and remedies.

          10.10 Accounting Terms. All accounting terms used herein which are not expressly defined in this Agreement shall have the respective meanings given to them in accordance with generally accepted accounting principles.

          10.11 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement. Notwithstanding the foregoing, (a) any shareholder of the Company shall have the right to enforce the provisions of Section 2.2 hereof with respect to amounts due such shareholder and (b) any indemnified party under Section 6.9 shall have the right to enforce the provisions thereof.

          10.12 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

          10.13 Definitions. (a) "Material Adverse Effect" means any change in or effect on the business of the referenced corporation or any of its subsidiaries, taken as a whole, that is or will be materially adverse to the business, operations, prospects, properties, condition (financial or otherwise), assets or liabilities of such referenced corporation and its subsidiaries taken as a whole, but shall not include the effects of changes that are generally applicable in (i) the United States or world economy, or (ii) the United States securities markets.

               (b) "Knowledge," "known," "know" or terms with like meaning, means the actual knowledge of, the executive officers (in the case of the Company, Messrs. Colcord, Gering, Juedes, Schaefer and Johnson) of the referenced party. The Company represents that Messrs. Colcord, Gering, Juedes, Johnson and Schaefer have made reasonable inquiry with respect to the representations and warranties of the Company prior to the execution hereof by an officer of the Company.

          IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.


                                       WOOLWORTH CORPORATION

                                       By:______________________________


                                       EAST ACQUISITION CORPORATION


                                       By:______________________________


                                       EASTBAY, INC.


                                       By:______________________________



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